Exhibit 16.1

June 21, 2006

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 19, 2006, of Silicon Graphics, Inc. and are in agreement with the statements contained under the heading Item 4.01(a) Previous Independent Accountants in the first sentence of paragraph (i) and in paragraphs (ii) and (iii) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP